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                                                                      EXHIBIT 18


                       TERMINATION OF EMPLOYMENT AGREEMENT


         AGREEMENT OF TERMINATION (this "Agreement") dated as of December [ ], 1999 by and between SOFTWORKS, Inc., a Delaware corporation (the "Company"), and ________________ (the "Employee").

         WHEREAS, the Company and the Employee are parties to an Employment Agreement dated as of ______________________ (the "Employment Agreement"); and

         WHEREAS, on the date hereof, the Company is entering into an Agreement and Plan of Merger (the "Merger Agreement") with EMC Corporation ("EMC") whereby EMC (or a subsidiary of EMC) will make a cash tender offer to acquire the outstanding capital stock of the Company (such offer and any related transaction, the "Acquisition"); and

         WHEREAS, in connection with such Acquisition, the parties desire to terminate the Employment Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1. Termination of Employment Agreement. At the Effective Time (the "Termination Effective Date"), the Employment Agreement shall terminate and be of no further force or effect.

         2. Payment. Subject to the provisions of Sections 3 and 4 hereof, on the Termination Effective Date, the Company shall pay to the Employee $_____, less the amount outstanding under any debt obligation of the Employee to the Company at such time (the "Payment").

         3. Waiver of Claims; Key Employee Agreement. The Employee hereby waives and relinquishes any claims, actions, recourse or other rights of any nature which such Employee may have against the Company in connection with the Employment Agreement or otherwise with respect to the Company. Prior to delivery of the Payment, the Employee shall execute the EMC Key Employee Agreement.

         4. Excess Parachute Payment Adjustment. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Employee (whether pursuant to the terms of this Agreement or
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any other plan, arrangement or agreement with the Company, EMC or any person affiliated with the Company or EMC) in connection with the Acquisition or any termination of the Employee's employment (all such payments and benefits, including the Payment, being hereinafter called "Total Payments") would not be deductible (in whole or part), by the Company (or a successor, affiliate or other person making such payment or providing such benefit) as a result of the application of Section 280G of the Internal Revenue Code, as amended, then the Payment shall be reduced to the minimum extent necessary to make such portion of the Total Payments deductible.

         5. Modifications. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings or agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

         6. Governing Law. This Agreement shall be construed and governed by the laws of The State of Delaware, without reference to its conflicts of laws principles.

         7. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

         Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                 SOFTWORKS, Inc.



                                 By:
                                     ----------------------------
                                     Name:
                                     Title



                                 -------------------------------
                                 [name of employee]


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